Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 1, 2010, with respect to the financial statements in the Annual Report of South American Gold Corp. (f/k/a Grosvenor Explorations Inc.) on Form 10-K for the year ended June 30, 2010. We hereby consent to the incorporation by reference of said report in this Current Report on Form 8-K.

/s/ Madsen & Associates CPA’s, Inc.
Madsen & Associates CPA’s, Inc.
Murray, Utah

April 29, 2011